NEWS RELEASE

FOR IMMEDIATE RELEASE

July 6, 2012

William J. Wagner
President and Chief Executive Officer
Northwest Bancshares, Inc.
(814) 726-2140

Northwest Bancshares, Inc. Announces
Termination of Consent Order by FDIC

Warren, Pennsylvania.  Northwest Bancshares, Inc. (“Northwest”) (Nasdaq GS: “NWBI”) the holding company for Northwest Savings Bank, announced today that the Federal Deposit Insurance Corporation (“FDIC”) has terminated its Consent Order with Northwest Savings Bank dated August 8, 2011.

The Consent Order related to strengthening various components of Northwest Savings Bank’s consumer compliance management system.  The termination of the Consent Order by the FDIC reflects the diligence of Northwest Savings Bank’s Board of Directors and staff in addressing the terms of the Consent Order as well as its continued focus on service to its customers.  The Company anticipates that an informal regulatory understanding with respect to continued consumer compliance may be requested.

About Northwest Bancshares, Inc. and Northwest Savings Bank

Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc., through its subsidiary Northwest Savings Bank, currently operates 171 community banking locations in Pennsylvania, New York, Ohio, and Maryland.  Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services.  The Company also operates 52 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s stock is listed on the NASDAQ Global Select Market.  Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

Forward-Looking Statements - This press release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) increased regulatory scrutiny and/or restrictions on Northwest Savings Bank; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.